                                                                   EXHIBIT 2.1


                                 AGREEMENT AND

                                 PLAN OF MERGER

                                     AMONG

                          PEDIATRIX ACQUISITION CORP.,

                    ROCKY MOUNTAIN NEONATOLOGY, P.C. ("RMN")

                          AND THE SHAREHOLDERS OF RMN


                            DATED AS OF MAY 1, 1996

                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
ARTICLE I  -        DEFINITIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
                    1.1       Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
                    1.2       Other Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

ARTICLE II -        THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                    2.1       The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                    2.2       Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                    2.3       Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                    2.4       Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                    2.5       Articles of Incorporation and Bylaws of Surviving Corporation . . . . . . . . . . . . . . 4
                    2.6       Directors and Officers of Surviving Corporation . . . . . . . . . . . . . . . . . . . . . 5

ARTICLE III -       EFFECT OF THE MERGER ON CAPITAL STOCKOF CONSTITUENT CORPORATIONS  . . . . . . . . . . . . . . . . . 5
                    3.1       Effect on Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

ARTICLE IV -        REPRESENTATIONS AND WARRANTIES OF RMN AND SHAREHOLDERS                                              6
                    4.1       Validity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                    4.2       Due Organization and Existence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                    4.3       No Conflict . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                    4.4       Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                    4.5       Other Restrictions on Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                    4.6       Title to Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                    4.7       Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                    4.8       Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                    4.9       Managed Care and Hospital Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                    4.10      Licenses, Registrations and Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . 9
                    4.11      Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                    4.12      Absence of Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                    4.13      Absence of Unusual Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                    4.14      Title to Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                    4.15      Leased Equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                    4.16      Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                    4.17      Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                    4.18      Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                    4.19      Labor-Related Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                    4.20      Absence of Guarantees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

                    4.21      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                    4.22      Employees, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                    4.23      Bank Accounts, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                    4.24      Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                    4.25      Absence of Uninsured Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                    4.26      Copies of Agreements, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                    4.27      Books of Account  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                    4.28      Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                    4.29      Compliance with Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                    4.30      No Broker . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                    4.31      Full Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE V -         REPRESENTATIONS AND WARRANTIES OF PAC   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                    5.1       Validity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                    5.2       Due Organization and Existence  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                    5.3       No Conflicts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                    5.4       Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                    5.5       No Broker . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE VI -        CONDITIONS PRECEDENT TO THE PERFORMANCEOF THE OBLIGATIONS OF PAC, RMN AND SHAREHOLDERS  . . . . .  23
                    6.1       PAC's Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                    6.2       RMN's and Shareholders' Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE VII -       OTHER COVENANTS OF THE PARTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                    7.1       Conduct of Business Prior to Closing  . . . . . . . . . . . . . . . . . . . . . . . . .  28
                    7.2       Approval of Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                    7.3       Access for Investigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                    7.4       Actions to Satisfy Closing Conditions . . . . . . . . . . . . . . . . . . . . . . . . .  30
                    7.5       No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                    7.6       Shareholders' Access to Tax Records . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                    7.7       PAC's Access to Tax Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                    7.8       Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                    7.9       Tail Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                    7.10      Bonus Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                    7.11      Termination of Pension Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                    7.12      Second Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

ARTICLE VIII -      INDEMNIFICATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                    8.1       Indemnification by Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                    8.2       Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                    8.3       Indemnification Threshold . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                    8.4       Indemnification Cap . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

                    8.5       Time Limit for Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                    8.6       No Third-Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

ARTICLE IX -        ARBITRATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

ARTICLE X -         TERMINATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                    10.1      Noncompliance of RMN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                    10.2      Noncompliance of PAC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                    10.3      Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

ARTICLE XI -        MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                    11.1      Survival, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                    11.2      Public Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                    11.3      Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                    11.4      Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                    11.5      Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                    11.6      Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                    11.7      Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                    11.8      Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                    11.9      Integration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                    11.10     No Third-Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                    11.11     Modification and Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                    11.12     Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                    11.13     Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                    11.14     Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                    11.15     Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

EXHIBITS AND SCHEDULES

                    EXHIBIT A     Shareholders and Their Shares
                    EXHIBIT B     Financial Statements of RMN
                    EXHIBIT C     Articles and Bylaws of RMN
                    EXHIBIT D-1   Employment Agreement for RMN's Shareholders
                    EXHIBIT D-2   Employment Agreement for Non-Shareholders
                    EXHIBIT E     Agreement Restricting Activities

                    SCHEDULE 4.3  Consents and Approvals
                    SCHEDULE 4.8  Changes Since Date of Financial Statements
                    SCHEDULE 4.9  Managed Care Contracts
                    SCHEDULE 4.11 Tax Matters
                    SCHEDULE 4.14 Permitted Encumbrances
                    SCHEDULE 4.15 Leased Property
                    SCHEDULE 4.16 Owned Property
                    SCHEDULE 4.17 Material Contracts
                    SCHEDULE 4.18 Benefit Plans
                    SCHEDULE 4.20 Guarantees
                    SCHEDULE 4.21 Litigation
                    SCHEDULE 4.22 Bank Accounts
                    SCHEDULE 4.24 Insurance Policies
                    SCHEDULE 4.25 Uninsured Liabilities
                    SCHEDULE 4.29 Environmental Matters

                          AGREEMENT AND PLAN OF MERGER



         This Agreement and Plan of Merger is entered into as of May 1, 1996, by and among (i) Pediatrix Acquisition Corp., a Colorado corporation ("PAC"),
(ii) Rocky Mountain Neonatology, P.C., a Colorado professional corporation ("RMN"), and (iii) the physicians identified in Exhibit A hereto (each a "Shareholder," and collectively, the "Shareholders").

                                    RECITALS

         A. The authorized capitalization of RMN is 50,000 shares of common stock having no par value.

         B. The Shareholders are the record and beneficial owners of all of the issued and outstanding shares of capital stock of RMN (each a "Share" and, collectively, the "Shares") in the amounts set forth opposite their respective names in Exhibit A.

         C. The Parties desire that PAC be merged with and into RMN (the "Merger"), in accordance with the applicable provisions of the Colorado Business Corporation Act and in accordance with the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein (the adequacy of which the Parties hereby acknowledge), the Parties agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

         1.1 Definitions. For purposes of this Agreement, the terms listed below have the following respective meanings:

                 (a) "Agreement" means this Agreement and Plan of Merger, together with the exhibits and schedules referenced herein and attached hereto.

                 (b)      "Authority" means (i) the United States of America,
(ii) any state and any political subdivision thereof, and (iii) any agency, authority, or instrumentality of any of the foregoing, including any court, tribunal, bureau, commission or board.

                 (c)      "Balance Sheet Date" means March 31, 1996.

                 (d) "Business" means the medical practice presently carried on by RMN.

                 (e) "Closing" means the consummation of the Merger and of the related transactions contemplated by this Agreement.

                 (f) "Closing Date" means the date on which the Closing occurs.

                 (g) "Code" means the Internal Revenue Code of 1986, as amended.

                 (h) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                 (i) "Financial Statements" means the Year-End Financial Statements and the Interim Financial Statements, copies of which are attached hereto as Exhibit B.

                 (j) "Interim Financial Statements" means the unaudited balance sheet of RMN as of March 31, 1996 and the related unaudited statement of earnings for the three months then ended.

                 (k) "Legal Requirement" means any statute, ordinance, code, law, rule, regulation, judgment, order, decree, or other requirement, standard or procedure enacted, adopted or applied by any Authority, including judicial decisions applying common law or interpreting any other Legal Requirement.

                 (l) "Parties" means the Shareholders, RMN, and PAC, and "Party" means any one of them.

                 (m) "Person" means any human being or any corporation, partnership, trust, unincorporated association, limited liability company, Authority, or other entity.

                 (n) "Preclosing Period" means any tax period (including any partial period) that ends on or prior to the Closing Date.

                 (o) "Year-End Financial Statements" mean the unaudited balance sheet of RMN as of December 31, 1995 and the related unaudited statement of earnings for the fiscal year then ended.

         1.2 Other Definitions. The following terms are defined in the recitals or sections indicated:

                 Acquisition Proposal                       Section 7.5
                 Approval                                   Section 6.1(d)
                 Bonus Compensation                         Section 7.10
                 Constituent Corporations                   Section 2.1

                 Effective Time                             Section 2.3
                 Employee Pension Benefit Plan              Section 4.18(a)
                 Employee Welfare Benefit Plan              Section 4.18(a)
                 Environmental Claim                        Section 4.29(a)
                 Hazardous Substance                        Section 4.29(a)
                 Health, Safety and Environmental Laws      Section 4.29(a)
                 Merger                                     Recital C
                 Merger Consideration                       Section 3.1
                 Outgoing Board                             Section 7.10
                 Plan                                       Section 4.18(a)
                 PMGC                                       Section 6.1(d)
                 PMGI                                       Section 6.1(h)
                 Release                                    Section 4.29(a)
                 Second Merger                              Section 7.12
                 Surviving Corporation                      Section 2.1
                 Shares                                     Recital B

                                   ARTICLE II
                                   THE MERGER

         2.1 The Merger. In accordance with and subject to the provisions of this Agreement, at the Effective Time PAC shall be merged with and into RMN, which shall survive the Merger and continue its corporate existence. RMN is herein sometimes referred to as the "Surviving Corporation." PAC and RMN are herein sometimes collectively referred to as the "Constituent Corporations."

         2.2 Closing. Subject to the fulfillment of the conditions precedent specified in Article VI (or the waiver thereof as provided therein), the Closing will take place at 10:00 a.m. on May 1, 1996, at the offices of Sherman & Howard L.L.C., 633 Seventeenth Street, Suite 3000,

Denver, Colorado 80202, unless another time, date or place is agreed to in writing by the Parties hereto.

         2.3 Effective Time. In immediate conjunction with the Closing, the Constituent Corporations shall cause Articles of Merger to be filed with the Colorado Secretary of State, at which time the Merger shall become effective (the "Effective Time"). At the Effective Time, the separate corporate existence of PAC shall cease and RMN shall thereupon possess all of the properties, rights, privileges, power and franchises, subject to all the restrictions, debts, liabilities, disabilities and duties, of each of the Constituent Corporations, in accordance with the Colorado Business Corporation Act.

         2.4 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation considers that any deeds, bills of sale, assignments, or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in or to any of the rights, properties or assets of either of the Constituent Corporations, or otherwise to carry out the intent and purposes of this Agreement, the officers and directors of the Surviving Corporation are authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations, all such other instruments and to do such other acts and things, as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in and to such rights, properties or assets in the Surviving Corporation, or otherwise to carry out the intent and purposes of this Agreement.

         2.5 Articles of Incorporation and Bylaws of Surviving Corporation. At the Effective Time, (i) the articles of incorporation of RMN, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until altered, amended or repealed as provided by applicable law, and (ii) the bylaws of RMN, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until altered, amended or repealed as provided by applicable law or in the articles of incorporation or bylaws of the Surviving Corporation.

         2.6 Directors and Officers of Surviving Corporation. The directors of PAC immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation until their respective successors are duly elected and qualified, or until their earlier resignation or removal. The officers of PAC immediately prior to the Effective Time shall serve as the officers of the Surviving Corporation until their respective successors are chosen and qualified, or until their earlier resignation or removal.

                                  ARTICLE III
                     EFFECT OF THE MERGER ON CAPITAL STOCK
                          OF CONSTITUENT CORPORATIONS

         3.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of either of the Constituent Corporations:

         (a) Capital Stock of PAC. Each issued and outstanding share of capital stock of PAC shall be converted into and become one fully paid and non-assessable share of common stock, no par value, of the Surviving Corporation, and those shares as converted shall collectively constitute the only outstanding shares of the Surviving Corporation; and

         (b) Capital Stock of RMN. Each issued and outstanding Share shall be converted into the right to receive $1,200 in cash, without interest, at the Effective Time; and the Shares shall be deemed to have been automatically canceled and extinguished as of the Effective Time. The aggregate cash entitlement of the Shareholders under this Section 3.1(b) shall be $7,200,000 (the "Merger Consideration").

                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF RMN AND SHAREHOLDERS

         As an inducement to PAC to enter this Agreement and to consummate the transactions contemplated hereby, RMN and each of the Shareholders jointly and severally represent and warrant to PAC that the following are true and correct as of the date of this Agreement, and unless otherwise set forth herein, as of the Closing:

         4.1 Validity. This Agreement constitutes, and, when executed and delivered, each other instrument or agreement to be executed and delivered by RMN or any of the Shareholders pursuant to this Agreement will constitute, the legal, valid and binding obligation of RMN or such Shareholders, as the case may be, enforceable in accordance with its terms.

         4.2 Due Organization and Existence. RMN is a professional corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. RMN has all requisite corporate power, authority and capacity to execute and deliver this Agreement and each other instrument or agreement to be executed and delivered by RMN pursuant to this Agreement, to perform its obligations hereunder and thereunder, to consummate the transactions contemplated hereby and thereby, to own and lease its property and assets (including the property and assets shown in the Interim Financial Statements), and to carry on the Business as presently conducted by it. All corporate action necessary on the part of RMN to authorize the execution and delivery of this Agreement and each other instrument or agreement to be executed and delivered by RMN pursuant to this Agreement, the performance of RMN's obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, has been taken, or will have been taken prior to the Closing. Exhibit C attached hereto constitutes a complete and correct copy of the Articles of Incorporation of RMN, as presently in effect, and a complete and correct copy of the Bylaws of RMN, as presently in effect.

         4.3     No Conflict.  Subject to receipt of the consents described in
Schedule 4.3 or waiver thereof by PAC, the execution and delivery of this Agreement and each other instrument or agreement to be executed and delivered by RMN or any Shareholder pursuant to this Agreement, the performance by RMN or such Shareholder of its or his obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby will not result in any breach of, or any default or acceleration under (or give any Person the right to accelerate the performance of RMN or any Shareholder under), or require the consent of any Person under, any mortgage, agreement, lease, indenture, provision of RMN's Articles of Incorporation or Bylaws, or other instrument, order, judgment or decree to which RMN or any Shareholder is a party or by which RMN or any Shareholder or their respective properties or assets may be bound or affected or violate any applicable Legal Requirement.

         4.4 Capitalization. The authorized capital stock of RMN is as set forth in Recital A hereto, of which 6,000 shares of common stock are issued and outstanding. Such issued and outstanding shares constitute the Shares and are the only issued and outstanding shares of capital stock of RMN. All of the outstanding capital stock is duly and validly issued, fully paid, and nonassessable. No Person has any right of rescission or claim for damages under federal or state securities laws with respect to the issuance of any shares of capital stock of RMN previously issued. None of the outstanding capital stock of RMN has been issued in violation of any preemptive or other rights of its shareholders.

         4.5 Other Restrictions on Stock. There are no outstanding options, warrants, or other rights which are convertible into or exchangeable for capital stock of or any other equity interest in RMN, nor (except as provided in this Agreement) are there any preemptive or other rights to subscribe for or to purchase, or any options or warrants or agreements for the purchase or issuance (contingent or otherwise) of, or any calls or other purchase rights relating to, its capital stock or any other equity interest in or securities convertible into or exchangeable for its capital stock or such other equity interest. RMN is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire or to register under any federal or state securities laws the sale or transfer of any shares of its capital stock. Except for the agreements described in Schedule 4.3 under which consents are required, there is no agreement to which RMN or any of the Shareholders is a party restricting the transfer of any shares of capital stock of RMN or restricting RMN from effecting a merger or business combination.

         4.6 Title to Shares. Each of the Shareholders has good, valid and marketable title, beneficially, legally and of record, to the number of Shares set forth opposite such Shareholder's name in Exhibit A, free and clear of any and all restrictions, claims, liens, charges, encumbrances, security interests and other adverse claims whatsoever. Subject to obtaining the consents referred to in Schedule 4.3, each of the Shareholders has full right, power, authority and capacity to execute and deliver this Agreement and each other instrument or agreement to be executed and delivered by such Shareholder pursuant to this Agreement, to perform his obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

         4.7 Financial Statements. The Financial Statements have been prepared in a consistent manner and fairly and accurately present the financial position, assets and liabilities, and results of operations of RMN, on an income tax basis of accounting, as of their respective dates and for the respective periods indicated therein.

         4.8 Undisclosed Liabilities. Except to the extent reflected or reserved against in the Interim Financial Statements (including the notes thereto) or incurred subsequent to the Balance Sheet Date and disclosed in
Schedule 4.8, and except for contractual obligations incurred in the ordinary and usual course of the Business, RMN has no outstanding indebtedness or any liabilities or obligations (whether accrued, absolute, contingent or otherwise).

         4.9 Managed Care and Hospital Contracts. To the best knowledge of RMN and the Shareholders, the contracts of RMN for the provision of managed care services, as well as all contracts between RMN and any hospital or medical center, are set out in Schedule 4.9, and all such contracts are valid and in full force and effect. RMN and, to the knowledge of RMN and the

Shareholders, each other party thereto, has complied in all material respects with the provisions of such contracts. No other party to any of such contracts has notified RMN of any alleged breach thereof by RMN, or of the exercise or intended exercise of any right of termination or non-renewal. A true and complete copy of each such contract (with amendments, if any) has been delivered to RMN.

         4.10 Licenses, Registrations and Compliance. RMN is duly registered, licensed or otherwise qualified as a professional corporation to do business in the State of Colorado and in no other jurisdiction. To the best knowledge of RMN and the Shareholders, after due inquiry, neither RMN nor any of the Shareholders is in violation of any Legal Requirement applicable to the operation of the Business, including any Legal Requirement applicable to Medicare or Medicaid.

         4.11    Tax Matters.  Except as specifically set forth in Schedule
4.11 hereto, to the best knowledge of RMN and the Shareholders, RMN has duly and timely filed all federal, state and local income, excise, franchise, sales or use, property, payroll, state and federal unemployment tax filings, and other tax returns or reports required by any law or regulation to be filed, and all such tax returns and reports were correct and complete in all respects.
RMN has duly paid all taxes, including payroll taxes and deposits, assessments and reassessments, and all other taxes, duties, charges, penalties, interest and fines due and payable by RMN (whether or not shown on any tax return or report) on or before the date hereof. RMN is not currently the beneficiary of any extension of time within which to file any tax return or report. No claim has ever been made by any Authority in any jurisdiction in which RMN does not file tax returns or reports that RMN is subject to taxation by that jurisdiction. No lien or other security interest exists on any of the assets of RMN that arose in connection with any failure or alleged failure to pay any tax.

         Furthermore, to the best knowledge of RMN and the Shareholders, RMN has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

         RMN has delivered to PAC true and complete copies of RMN's federal and state income tax returns for the years 1995, 1994, 1993, and 1992, as filed with the relevant Authorities.

         Except as specified in Schedule 4.11 hereto, RMN has not received from any Authority any assessment, reassessment or notice of underpayment of any taxes or other penalty or charges and no such notice is reasonably expected, and no consents extending or waiving the limitation of time for reassessment of any taxes, duties, charges, penalties, interest or fines, or any statutes of limitations related thereto have been filed with respect to RMN for any fiscal year. Except as set forth in Schedule 4.11, no tax return of RMN is currently being audited or has been audited since January 1, 1989.

         To the best knowledge of RMN and the Shareholders, there is no misrepresentation attributable to neglect, carelessness, willful default or fraud contained in any tax return of RMN previously filed.

         To the best knowledge of RMN and the Shareholders, the provision made for current and deferred taxes included in the Interim Financial Statements is sufficient for the payment of all accrued and unpaid federal, state and local income, franchise, capital, sales or use, property, payroll, state and federal unemployment taxes, and other taxes, assessments and reassessments, duties, charges, penalties, interest and fines payable by RMN (whether or not disputed), for the period ended the date thereof and for all periods prior thereto.

         RMN is not a party to any tax sharing or allocation agreement. RMN is not and has not been at any time a member of an affiliated group of corporations filing a consolidated federal income tax return, nor does RMN have any liability for the any tax of any person as a transferee or successor, by contract, or otherwise.

         The Bonus Compensation and all other costs and expenses paid pursuant to Section 7.10 will be deductible in full by the Surviving Corporation as ordinary and necessary business expenses for purposes of federal and state income taxes.

         4.12 Absence of Changes. Except as disclosed on any Schedule hereto, since the date of the Interim Financial Statements there has not been:

         (a) any material change in the condition or operations of the Business, assets or financial condition of RMN; or

         (b) any damage, destruction or loss, or other event, development or condition of any character (whether or not covered by insurance) materially and adversely affecting the Business, assets, properties or future prospects of RMN.

         4.13 Absence of Unusual Transactions. Except for the transfer of the Bonus Compensation, since the Balance Sheet Date, RMN has not:

         (a) transferred, assigned, sold or otherwise disposed of any of the assets shown in the Interim Financial Statements or canceled any debts or claims, except in each case in the ordinary and usual course of business;

         (b) incurred or assumed any obligation or liability (fixed or contingent), except those listed in Schedule 4.8 hereto and except unsecured current obligations and liabilities incurred in the ordinary and normal course of business;

         (c) issued or sold any shares of its capital stock or any warrants, bonds, debentures or other securities of RMN, or issued, granted or delivered any right, option or other commitment for the issuance of any such or other securities;

         (d) discharged or satisfied any lien or encumbrance, or paid any obligation or liability (fixed or contingent) other than liabilities included in the Interim Financial Statements and liabilities incurred since the date thereof in the ordinary and normal course of business;

         (e) undertaken any action or transaction, or suffered any circumstance or situation, having an adverse effect on shareholders' equity other than in the ordinary course of business;

         (f) declared or made any payment of any dividend or other distribution in respect of any shares of its capital stock or purchased or redeemed any such shares thereof or effected any subdivision, consolidation or reclassification of any such shares;

         (g) suffered any operating loss in excess of $10,000 or any extraordinary loss, or waived any rights of substantial value, or entered into any commitment or transaction not in the ordinary and usual course of business;

         (h) amended or changed or taken any action to amend or change its articles of incorporation or bylaws;

         (i) made any general wage or salary increases in respect of personnel which it employs, other than increases in the ordinary and normal course of business; or, except as contemplated by Section 7.10, paid any bonuses to personnel;

         (j) except as disclosed in Schedule 4.8 hereto, mortgaged, pledged, subjected to lien, granted a security interest in, or otherwise encumbered any of its assets or property, whether tangible or intangible;

         (k) except with PAC's prior written consent, made any single capital expenditure in excess of $1,000; or

         (l) authorized or agreed or otherwise become committed to do any of the foregoing.

         4.14 Title to Properties. Except as disclosed in the Interim Financial Statements or in Schedule 4.14 hereto, RMN has good and marketable title to all its assets, real and personal, including those reflected in the Interim Financial Statements or acquired since the Balance Sheet Date, free and clear of all mortgages, pledges, liens, encumbrances or charges of any kind or character.

         4.15 Leased Equipment. Schedule 4.15 hereto contains a true and complete list of all equipment furnishings and fixtures owned by RMN, and a complete list of all personal property and fixtures in the possession or custody of RMN which are leased, with the details of such leases. All interests held by RMN as lessee under such leases are free and clear of any and all liens, charges and encumbrances of any nature and kind whatsoever, and all rental and other payments payable by RMN pursuant to such leases have been duly paid. Such leases are in full force and effect without amendment thereto and RMN is not otherwise in default in meeting its obligations contained in any such lease.

         4.16 Real Property. RMN is not a party to or bound by any leases of real property other than those set forth in Schedule 4.16 hereto, and all interests held by RMN as lessee under such leases are free and clear of any and all liens, charges and encumbrances of any nature and kind whatsoever, and all rental and other payments payable by RMN pursuant to such leases have been duly paid. Such leases are in full force and effect without amendment thereto and RMN is not otherwise in default in meeting its obligations contained in any such lease. RMN does not own, and has never owned, any real property.

         4.17 Contracts. Except as set forth in Schedule 4.17 hereto, RMN is not a party to any contract to purchase any goods and/or services with a value in excess of $2,000 per year.

Except as set forth in Schedules 4.3, 4.9, 4.17 and 4.22 hereto, RMN is not a party to or bound by any material contract or commitment, whether oral or written.

         4.18    Employee Benefits.

         (a) Except as set forth in Schedule 4.18 hereto, RMN does not maintain or contribute to, is not required to contribute to, and since January 1, 1991 has not maintained, contributed to, or been required to contribute to, any "employee pension benefit plan," as defined in Section 3(2) of ERISA ("Employee Pension Benefit Plan") or any "employee welfare benefit plan," as defined in Section 3(1) of ERISA ("Employee Welfare Benefit Plan.") (The Employee Pension Benefit Plans and the Employee Welfare Benefit Plans listed in
Schedule 4.18 are sometimes collectively referred to herein as the "Plans" and individually as a "Plan.")

         (b) Each Plan (and each related trust, insurance contract or fund) complies in form and, to the knowledge of RMN and the Shareholders, in operation in all respects with the applicable requirements of ERISA and the Code.

         (c) No Plan that is or was an Employee Pension Benefit Plan is or was subject to Section 4021 of ERISA or to Sections 412(m) or 412(n) of the Code.

         (d) No "accumulated funding deficiency" (as defined in Section 412(a) of the Code) has been incurred with respect to any Plan that is or was an Employee Benefit Pension Plan.

         (e) To the best knowledge of RMN and the Shareholders, RMN has delivered to PAC correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts and other funding arrangements which implement each Plan that is an Employee Pension Benefit Plan.

         (f) To the best knowledge of RMN and the Shareholders, neither any of the Plans nor any trustee, administrator or fiduciary thereof has at any time been involved in a transaction relating to such Plan which would constitute a breach of fiduciary duty under ERISA or a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code.

         (g) No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of assets of any Plan (other than routine claims for benefits) is pending or, to the knowledge of RMN or the Shareholders, threatened.

         (h) No Plan is funded through a "welfare benefit fund" within the meaning of Section 419(e) of the Code or through any trust described in Section 501(c)(9) of the Code.

         (i) RMN does not contribute to and, since December 31, 1984 has not contributed to and has not been required to contribute to, any "multiemployer plan" (as defined in Section 3(37)(A) of ERISA) and has no liability (including withdrawal liability) under any such multiemployer plan.

         (j) RMN has no obligation to provide health or other welfare benefits to former, retired or terminated employees, except as may be specifically required under Section 4980B of the Code or any applicable state law relating to the continuation or conversion of health benefits. With respect to all of its past and present employees, RMN has complied in all material respects with all applicable notice and continuation requirements of
Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the Code and of any applicable state law relating to the continuation or conversion of health benefits.

         (k) Except as disclosed in Schedule 4.18, there has not been, nor will there be as of the Closing Date, any amendment to, oral or written interpretation or announcement by RMN relating to, or change in employee participation or coverage under, any Plan that would increase the expense of maintaining or funding benefits under such Plan above the level of expense incurred in respect thereof for the year ended December 31, 1995.

         (l) Except as disclosed in Schedule 4.18, RMN has no arrangement with any employee or employees pertaining to deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation, reduced interest or interest-free loans, relocation assistance, or post-retirement compensation, insurance, or other benefits that: (i) is not a Plan; (ii) is entered into, maintained or financially supported by RMN; and (iii) covers any employee or former employee of RMN.

         4.19 Labor-Related Matters. RMN is not a party to any collective bargaining agreement or an agreement of any kind with any union or labor organization.

         4.20 Absence of Guarantees. Except as disclosed in Schedule 4.20 hereto, RMN has not given or agreed to give, nor is it a party to or bound by, any guaranty of indebtedness or other obligation of any other Person, nor is RMN otherwise responsible for, or contingently responsible for, any such indebtedness or other obligation.

         4.21 Litigation. Except as disclosed in Schedule 4.21 hereto, there is no suit, action, litigation, arbitration proceeding, governmental proceeding, administrative hearing, including appeals and applications for review, pending or, to the knowledge of RMN or the Shareholders, threatened against or relating to RMN or affecting its properties or Business; and neither RMN nor any Shareholder is aware of any circumstance, event, transaction, act or omission that is reasonably likely to give rise to litigation (including any action or suit involving any claim of medical malpractice). Except as disclosed in Schedule 4.21 hereto, there is not presently outstanding against RMN any judgment, decree, injunction, rule or order of any Authority.

         4.22 Employees, etc. Except as described in Schedule 4.22 hereto, RMN does not have any written employment contracts, nor did it have any such contracts in the past, nor does it have any oral contracts of employment which are not terminable at will in accordance with applicable law. Set forth in Schedule 4.22 hereto are the names and titles of all personnel employed or engaged by RMN, including rates of remuneration, positions held and date of commencement of employment. Also set forth in Schedule 4.22 is a complete list of all independent contractors, subcontractors, and agents which are presently engaged by RMN which cannot be terminated by RMN on 30 days' notice or less.

         4.23 Bank Accounts, etc. Set forth in Schedule 4.23 hereto are the names of each bank or other depository in which RMN maintains any bank account, trust account or safety deposit box, the account numbers for each, and the names of all persons authorized to draw thereon or who have access thereto.

         4.24 Insurance. RMN currently has in force the policies of insurance set out in Schedule 4.24 hereto. All such policies of insurance are in full force and effect and RMN is not in default, whether as to the payment of premium or otherwise, under the terms of any such policy. Such policies can be canceled without penalty.

         4.25    Absence of Uninsured Liabilities.  Except as described in
Schedule 4.25 hereto, RMN has no outstanding liabilities and it is not subject to any outstanding claims, which liabilities or claims are normally covered by insurance policies but which liabilities or claims are not covered by RMN's insurance.

         4.26 Copies of Agreements, etc. True, correct and complete copies of all mortgages, leases, agreements, and other documents and instruments listed in the Schedules hereto, and of the insurance policies referred to in
Section 4.24, have been delivered to PAC.

         4.27 Books of Account. The books and records of account of RMN fairly and correctly disclose in all material respects and in accordance with an income tax basis of accounting, consistently applied, the financial position of RMN as of the date hereof, and all material financial transactions of RMN have been accurately recorded in such books and records.

         4.28 Approvals. Except as set forth in Schedule 4.3, there are no approvals, consents or waivers required to be obtained or applications required to be filed with any Authority or any other Person whatsoever, including pursuant to any leases or contracts containing prohibitions or consent provisions to the transactions described in this Agreement or in the other agreements and instruments to be executed pursuant hereto, in order to permit the consummation of the transactions contemplated hereby or thereby, or to preserve the Business and/or assets of RMN. Except as disclosed in Schedule 4.3, RMN is not party to any lease or contract which provides that any party thereto other than RMN may terminate such lease or contract by reason of the consummation of the transactions contemplated by this Agreement or by any other agreement or instrument to be executed pursuant hereto.

         4.29    Compliance with Environmental Laws.

                 (a) For purposes of these environmental warranties, the following terms have the following meanings:

                 (i) The term "Health, Safety and Environmental Laws" means any Legal Requirement whose purpose is the protection of public health, public welfare, or the natural environment.

                 (ii) The term "Hazardous Substances" means any "hazardous substance," "pollutant or contaminant," or "hazardous material" defined, listed or classified as such in any Health, Safety and Environmental Law.

                 (iii) The term "Release" has the meaning set out in Section 101(22) of the Comprehensive Environmental Response, Compensation and

                          Liability Act, 42 U.S.C. Section 9601 et seq. As used herein, the term "Release" also includes a "threat of release."

                 (iv) The term "Environmental Claim" means any civil, criminal, administrative, or other proceeding of any type, formal or informal, under any Health, Safety and Environmental Law.

                 (b) To the best knowledge of RMN and the Shareholders, the Business is being operated in full compliance with all Health, Safety and Environmental Laws. During RMN's ownership or operation of the Business, all activities undertaken by RMN and its employees or agents have been, to the best knowledge of RMN and the Shareholders, in full compliance with all Health, Safety and Environmental Laws.

                 (c) Neither RMN nor any of the Shareholders is aware of any aspects of the Business, as currently operated, which reasonably might give rise to noncompliance with any Health, Safety and Environmental Law in the future.

                 (d) No Environmental Claim against RMN has been asserted in the past, currently exists or, to the best knowledge of RMN and the Shareholders, is threatened or contemplated, which relates to any premises currently or formerly leased by RMN (collectively, the "Property"), the land surrounding the Property, or the Business. To the best knowledge of RMN and the Shareholders, no Environmental Claim against any other Person has been asserted in the past, currently exists, or is threatened or contemplated, which relates to the Property, the land surrounding the Property, or the Business.

                 (e) To the best knowledge of RMN and the Shareholders, the Property has not in the past, is not now, and will not in the future be subject to any investigation, assessment, or study by any Authority or other Person related to potential or actual enforcement of any Health, Safety and Environmental Law.

                 (f) To the best knowledge of RMN and the Shareholders, there has been no Release of any Hazardous Substances, and no such Release is now occurring, to, from, or under the Property. To the best knowledge of RMN and the Shareholders, except as disclosed in Schedule 4.29, no Hazardous Substances have been or are stored, treated, handled, disposed of, created or otherwise located on, in, or under the Property.

                 (g) To the best knowledge of RMN and the Shareholders, except as disclosed in Schedule 4.29, RMN has not disposed or arranged for disposal of any Hazardous Substances, used in or created as a result of its operation of the Business, at any location outside the boundaries of the Property.

                 (h) To the best knowledge of RMN and the Shareholders, any and all permits, licenses, and other authorizations or approvals required under Health, Safety and Environmental Laws to own and to operate the Business have been secured by RMN. Schedule 4.29 lists all such permits, licenses, approvals and authorizations that have been obtained by RMN. Schedule 4.29 also lists all business licenses, permits, certificates and similar authorizations that have been obtained by RMN in connection with the operation of the Business. Except as noted in Schedule 4.29, all permits, licenses, authorizations, and other approvals listed therein are currently in full force and effect.

                 (i) To the best knowledge of RMN and the Shareholders, RMN is in compliance with all notification and reporting requirements of Health, Safety and Environmental Laws concerning the Property and the Business.
Schedule 4.29 discloses all instances in which RMN has notified another Person, including the Environmental Protection Agency, the National Response Center, and the Colorado Department of Public Health and Environment, pursuant to any Health, Safety and Environmental Law and identifies the reason for each notification.

                 (j) To the best knowledge of RMN and the Shareholders, RMN has at all times operated the Business in full compliance with the Bloodborne Pathogens Standard, as issued and enforced by the Occupational Health and Safety Administration, including the preparation and maintenance of an exposure control plan.

         4.30 No Broker. With the exception of services provided by Nord Capital Group, Inc., for which compensation is to be paid by the Shareholders, neither RMN nor any of the Shareholders have received or relied upon the services or intervention of any other party in connection with the Merger or the negotiation of this Agreement in such manner as to give rise to any valid claims against any of the Parties for a brokerage commission, finder's fee, or other like payment.

         4.31 Full Disclosure. No representation or warranty by RMN or any Shareholder in this Agreement, in any Schedule or Exhibit to this Agreement, or in any certificate or other document delivered or to be delivered pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading to PAC. For purposes of the preceding sentence, a representation or warranty qualified by the phrase, "to the best knowledge of RMN and the Shareholders," does not contain an untrue statement of a material fact if RMN and the Shareholders, after due inquiry, have no knowledge or reason to believe that such representation or warranty is inaccurate or untruthful.

                                   ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF PAC

         PAC hereby represents and warrants to RMN and the Shareholders that each of the following representations and warranties is true and correct as of the date of this Agreement, and unless otherwise set forth herein, as of
Closing:

         5.1 Validity. This Agreement constitutes, and, when executed and delivered, each other instrument or agreement to be executed and delivered by PAC pursuant hereto will constitute, a valid and binding obligation of PAC, enforceable against it in accordance with its terms.

         5.2 Due Organization and Existence. PAC is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and has all necessary corporate power, authority and capacity to enter into this Agreement and each other agreement or instrument to be executed and delivered by PAC pursuant hereto, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and of each other agreement or instrument to be executed and delivered by PAC pursuant hereto, the performance of PAC's obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been, or prior to the Closing shall have been, duly authorized by all necessary corporate action on the part of PAC.

         5.3 No Conflicts. PAC is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or bylaw provision, or Legal Requirement which would be violated, contravened or breached by, or under which any default would occur, as a result of the execution and delivery of this Agreement or of any other agreement or instrument to be executed or delivered by PAC pursuant thereto, the performance by PAC of its obligations hereunder and thereunder, or the consummation of any of the transactions contemplated hereby or thereby.

         5.4 Litigation. There is no suit, action, litigation, arbitration proceeding or governmental proceeding, including appeals and applications for review, pending or, to the best of the knowledge of PAC, after due inquiry, threatened against or involving PAC, or any judgment, decree, injunction, rule or order of any Authority which, in any such case, might adversely affect the ability of PAC to enter into this Agreement or to consummate the transactions contemplated hereby.

         5.5 No Broker. PAC has not received or relied upon the services or intervention of any other party in connection with the Merger or the negotiation of this Agreement in such manner as to give rise to any valid claims against any of the Parties for a brokerage commission, finder's fee or other like payment.

                                   ARTICLE VI
                    CONDITIONS PRECEDENT TO THE PERFORMANCE
                OF THE OBLIGATIONS OF PAC, RMN AND SHAREHOLDERS

         6.1 PAC's Conditions. The obligation of PAC to complete the Merger and the other transactions contemplated hereby shall be subject to the satisfaction in all material respects, at or before the Closing, of each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of PAC and may be waived by it in whole or in part):

         (a) Truth and Accuracy of Representations of RMN and Shareholders at the Closing. All of the representations and warranties of RMN and the Shareholders made in or pursuant to this Agreement shall be true and correct as of the Closing and with the same effect as if made at and as of the Closing, and PAC shall have received a certificate, dated the Closing Date and duly signed by an officer of RMN and by each of the Shareholders, confirming the truth and correctness of the representations and warranties of RMN and the Shareholders contained herein.

         (b) Performance of Obligations. RMN and the Shareholders shall have performed or complied with, in all material respects, all of their obligations, covenants and agreements hereunder to be performed or complied with at or before the Closing.

         (c) Receipt of Corporate Documentation. All documentation relating to the due authorization and completion of the Merger and the other transactions contemplated hereby, and all actions and proceedings taken at or prior to the Closing in connection with the performance by RMN and the Shareholders of their obligations under this Agreement and under each other agreement or instrument to be executed by RMN or the Shareholders in connection herewith, shall be satisfactory to PAC and its legal counsel, and PAC shall have received copies of all such documentation or other evidence as it may reasonably request in order to validate the consummation of the transactions described herein and verify the taking of all corporate proceedings in connection therewith in compliance with these conditions, satisfactory in form and substance to PAC and its legal counsel.

         (d) Additional Closing Deliveries. At and upon the Closing, RMN and the Shareholders shall have executed (to the extent applicable) and delivered or caused to be delivered to PAC the following:

                 (i) the employment agreements between Pediatrix Medical Group of Colorado, P.C. ("PMGC") and (A) each of the Shareholders, and (B) each non-shareholder physician listed in Schedule 4.2.2, in the respective forms attached hereto as Exhibits D-1 and D-2;

                 (ii) agreements restricting activities, entered into between PMGC and each of the Shareholders, in the form set forth as Exhibit E hereto;

                 (iii) the Articles of Merger to be filed concurrently with the Closing;

                 (iv) the corporate records and minute books of RMN, its stock transfer ledger, and its corporate seal; and

                 (v) the stock certificates evidencing ownership of the Shares, to be surrendered for physical cancellation notwithstanding the automatic cancellation of the Shares in the Merger.

         (e) Limit on Capital Expenditures. PAC shall be satisfied that RMN has not, since the date hereof, incurred any capital expenditures in excess of $1,000 in the aggregate without the prior written approval of PAC.

         (f) No Fire Damage. No substantial damage by fire or other hazard to the assets of RMN shall have occurred from the date hereof to the Closing which is not adequately insured against.

         (g) Litigation. At and upon the Closing, there shall be no litigation, governmental investigation or proceeding pending or threatened for the purpose of enjoining or preventing the consummation of any of the transactions described in this Agreement or otherwise claiming that such consummation is improper.

         (h) Financing. PAC shall have obtained funding, pursuant to a loan arrangement with Pediatrix Medical Group, Inc. ("PMGI"), for the Merger Consideration.

         (i) Financial. PAC shall be satisfied with the accuracy and sufficiency of the Financial Statements and all other financial records of RMN.

         (j) Absence of Material Change. There shall not have occurred any material adverse change in the Business or in the operations, condition (financial or otherwise), or prospects of RMN.

         (k) Termination of Plans. RMN shall have terminated all of the Plans in accordance with Section 7.11, and RMN shall have delivered to PAC certified copies of the appropriate corporate resolutions evidencing the same.

         (l) Bonus Compensation. RMN shall have authorized the payment of the Bonus Compensation to its employees in accordance with
                 Section 7.10, and RMN shall have delivered to PAC certified copies of the appropriate corporate resolutions evidencing the authorization thereof.

         (m) Termination of Shareholders' Agreement. Each of the parties to any and all agreements related to the ownership, disposition or transfer of the Shares, shall have caused such agreements (other than this Agreement) to have been terminated prior to the Effective Time, and RMN shall have furnished evidence of such termination satisfactory to PAC and its counsel.

         (n) Consents of Third Parties. PAC shall have received duly executed copies of all consents and approvals necessary for RMN and the Shareholders to effect the transactions contemplated hereby. To the extent that PAC waives the procurement of necessary consents or approvals, the Shareholders shall have no obligation to indemnify any Indemnitee under Article VIII for its expenses or liabilities incurred by reason of the failure to obtain any such consent or approval.

         6.2 RMN's and Shareholders' Conditions. The obligations of RMN and the Shareholders to complete the Merger and the other transactions contemplated hereby shall be subject to the satisfaction in all material respects, at or before the Closing, of each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of RMN and the Shareholders and may be waived by them in whole or in part):

         (a) Truth and Accuracy of Representations of PAC at Closing Time. All of the representations and warranties of PAC made in or pursuant to this Agreement shall be true and correct as at the Closing and with the same effect as if made at and as of the Closing, and RMN and the Shareholders shall have received a certificate, dated the Closing Date and duly signed by an officer of PAC, confirming the truth and correctness of the representations and warranties of PAC contained herein.

         (b) Performance of Obligations. PAC shall have performed or complied with, in all material respects, all of its obligations, covenants and agreements hereunder.

         (c) Receipt of Closing Documentation. All documentation relating to the due authorization and completion of the Merger and the other transactions contemplated hereby, and all actions and proceedings taken on or prior to the Closing in connection with the performance by PAC of its obligations under this Agreement and under each other agreement or instrument to be executed by PAC in connection herewith, shall be satisfactory to RMN and its counsel, and RMN shall have received copies of all such documentation or other evidence as it may reasonably request in order to validate the consummation of the transactions described herein and verify the taking of all corporate proceedings in connection therewith in compliance with these conditions, reasonably satisfactory in form and substance to RMN and its counsel.

         (d) Litigation. At and upon the Closing, there shall be no litigation, governmental investigation or proceeding pending or threatened for the purpose of enjoining or preventing the consummation of any of the transactions described in this Agreement or otherwise claiming that such consummation is improper.

         (e) Other Closing Deliveries. At and upon the Closing, PAC shall have executed or caused to be executed (to the extent applicable) and delivered or caused to be delivered to RMN and the Shareholders the following:

                 (i) the employment agreements between PMGC and (A) each of the Shareholders, and (B) each non- shareholder physician listed in Schedule 4.2.2, in the respective forms attached hereto as Exhibits D-1 and D-2;

                 (ii) the Articles of Merger to be filed concurrently with the Closing; and

                 (iii) the Merger Consideration, payable to each Shareholder in accordance with his respective ownership of the Shares, as indicated in Exhibit A. The Merger Consideration shall be remitted either in cash or via electronic wire transfer to an account or accounts designated by the Shareholders.

                                  ARTICLE VII
                         OTHER COVENANTS OF THE PARTIES

         7.1 Conduct of Business Prior to Closing. During the period from the date of this Agreement to the Closing, the Shareholders will cause RMN to do the following:

         (a) Conduct Business in Ordinary Course. Except as otherwise contemplated or permitted by this Agreement, preserve all its goodwill and patient relations and conduct the Business in the ordinary and normal course thereof and not, without the prior written consent of PAC, enter into any transaction which if effected before the Closing would constitute a material breach of the representations, warranties or agreements contained herein.

         (b) Continue Insurance. Continue in force all existing policies of insurance presently maintained by RMN.

         (c) Perform Obligations. Comply with all laws affecting the operation of the Business and pay all required taxes.

         (d) Prevent Certain Changes. Not, without the prior written consent of PAC, take any of the actions, do any of the things or perform any of the acts described in paragraphs (a) to (l) inclusive of Section 4.13.

         (e) Notice to PAC. Promptly notify PAC in writing of any development or circumstance that causes or reasonably threatens to cause any representation or warranty of RMN or the Shareholders to become untrue in any material respect, including any threatened lawsuit or adverse claim.

         7.2 Approval of Transactions. To the extent that the approval of the Shareholders is not obtained prior to the execution and delivery of this Agreement, each of the Shareholders shall vote all Shares that such Shareholder is entitled to vote in favor of the Merger and each of the other transactions contemplated by this Agreement and in favor of the approval of this Agreement.

         7.3 Access for Investigation. The Shareholders shall cause RMN to permit PAC and its employees, agents, counsels and accountants or other representatives, without interference in the ordinary conduct of the Business of RMN and at PAC's sole cost and expense, to have free and unrestricted access prior to the Closing during normal business hours to the premises and to all the books, accounts, records and other data of RMN (including, without limitation, all corporate, accounting and tax records of RMN) and to the properties and assets of RMN and to furnish with respect to the Business, properties and assets of RMN such information, data and documents as PAC shall from time to time reasonably request to enable confirmation of the matters warranted in Article IV hereof. Without limiting the generality of the foregoing, it is agreed that the accounting representatives of PAC shall be afforded ample opportunity to make a full investigation of all aspects of the financial affairs of PAC. Until the Closing, and in the event of the termination of this Agreement without consummation of the transactions described herein, PAC will keep confidential any information obtained from RMN or any Shareholder (unless readily available from public or published information or sources). If this Agreement is terminated, promptly after such termination, all documents, work papers and other written material obtained from RMN or any of the Shareholders in connection with this Agreement and not theretofore made public (including all copies thereof), shall be returned to the Person which provided such material.

         7.4 Actions to Satisfy Closing Conditions. Each of the Parties hereby agrees to take all such reasonable actions as are within its control, and to use its best efforts to cause other actions to be taken which are not within its control, so as to ensure compliance with all conditions set forth in
Article VI hereof which are for the benefit of any other Party.

         7.5 No Solicitation. Neither RMN nor any of the Shareholders shall, nor shall they authorize or permit any investment banker, business broker, financial advisor, or other Person retained by or on behalf of RMN or the Shareholders, to: (a) solicit or encourage, or take any action to pursue, any inquiries or the making of any proposal which constitutes, or is reasonably likely to lead to, any Acquisition Proposal (as hereinafter defined), (b) participate in any discussions or negotiations regarding, or furnish to any Person other than PAC and its representatives any information with respect to, or otherwise cooperate in any way with any proposal which constitutes, or may lead to, an Acquisition Proposal, or (c) agree to, approve or endorse any Acquisition Proposal. RMN and the Shareholders shall promptly advise PAC orally and in writing of all inquiries or proposals relating to any Acquisition Proposal, however preliminary and whether written or oral, and shall communicate to PAC the full details of any such inquiry or proposal, including the identity of all Persons involved. As used in this Agreement, "Acquisition Proposal" means any third-party proposal for, or to discuss, a merger, acquisition of all or a substantial portion of RMN's assets, or the acquisition in any manner of a substantial equity interest in RMN from RMN or the Shareholders, other than the transactions contemplated by this Agreement.

         7.6 Shareholders' Access to Tax Records. For seven (7) years from the Closing Date, PAC or its successor will give the Shareholders free and unrestricted access to (and the right to make copies thereof at the Shareholders' own expense) the books, files, records and tax returns of RMN to the extent they relate to the business and operations of RMN on or prior to the Closing Date, and are in the possession of PAC or RMN on the Closing Date or subsequently come into the possession of the Surviving Corporation or its successor. Any review or access permitted to the Shareholders under this
Section 7.6 shall be conducted by Shareholders in good faith, with a reasonable purpose and in a manner so as not to interfere unreasonably with the operations of the Surviving Corporation or its successor. Neither PAC nor its successor will destroy or dispose of any such books, files, records or tax returns prior to the expiration of the 7-year period. Following the expiration of such 7-year period, PAC or its successor will give the Shareholders at least sixty
(60) days' advance notice of its intention to destroy or dispose of any such books, files, records or tax returns. During such 60-day period, the Shareholders will have the right to take possession of any such books, files, records or tax returns or to make copies thereof, all at their own expense.

         7.7 PAC's Access to Tax Records. For seven (7) years from the Closing Date, the Shareholders will give PAC or its successor free and unrestricted access to (and the right to make copies thereof at PAC's expense) the books, files, records and tax returns of RMN that are in the possession of the Shareholders on the Closing Date or subsequently come into the possession of the Shareholders. Any review or access permitted to PAC under this Section
7.7 shall be conducted by PAC in good faith, with a reasonable purpose and in a manner so as not to interfere unreasonably with the operations of the Shareholders following the Preclosing Period. The Shareholders will not destroy or dispose of any such books, files, records or tax returns prior to the expiration of the 7-year period. Following the expiration of such 7-year period, the Shareholders will give PAC at least sixty (60) days' advance notice of their intention to destroy or dispose of any such books, files, records or tax returns. During such 60-day period, PAC will have the right to take possession of any such books, files, records or tax returns or to make copies thereof, all at its own expense.

         7.8 Confidentiality. In connection with entering into this Agreement, RMN and the Shareholders are fully aware of all terms, conditions and covenants of this Agreement and in connection with their performance of their respective obligations hereunder, RMN and/or the Shareholders may become aware of or come into possession of proprietary, or otherwise confidential information concerning PAC or affiliates of PAC including, without limitation, reports, policies and procedures, marketing or financial information or other information related to the business or services of PAC or affiliated entities of PAC, including PMGI (collectively, "Confidential Information"). As additional consideration for and as a condition of PAC entering into this Agreement, and except as otherwise agreed by all Parties, RMN and the Shareholders jointly and severally agree to treat all Confidential Information as confidential and secret, to the fullest extent permissible under applicable law, and shall not voluntarily disclose any Confidential Information to any Person, except to the extent absolutely required for proper performance of RMN's and the Shareholders' obligations hereunder.

         7.9 Tail Insurance. The Shareholders, at their expense, shall procure one or more policies of professional liability insurance, with limits of at least $2,000,000 per occurrence and $4,000,000 annual aggregate, insuring the Shareholders and all persons under their direction or supervision against all claims arising from the performance of professional medical services, which claims (i) relate to actions undertaken or omitted prior to the Effective Time and (ii) are asserted at or after the Effective Time. Not later than 30 days after the Closing, the Shareholders shall furnish the Surviving Corporation or its successor with certificate(s) of insurance evidencing such coverage. PAC shall use its best efforts, and shall cause PMGI to use its best efforts, to assist the Shareholders in obtaining such insurance at the lowest available cost.

         7.10 Bonus Compensation. Prior to the Effective Time, RMN's Board of Directors (the "Outgoing Board") shall authorize and declare a compensation bonus, which shall be payable to the Shareholders and/or RMN's non-Shareholder employees in such proportions as the Outgoing Board shall determine (the "Bonus Compensation"). Subject to the balance of this Section 7.10, the Bonus Compensation shall be equal to the amount of RMN's accounts receivable (including all unbilled services rendered by RMN prior to May 1, 1996) and cash on hand as of the end of the day on April 30, 1996. The portion of the Bonus Compensation derived from cash on hand shall be distributed immediately following authorization of payment, and RMN shall effectuate any and all applicable income tax withholding and pay any and all applicable employment taxes out of such cash on hand. With the assistance of an outside billing and collection service selected by the Outgoing Board, the Shareholders shall be authorized to collect the subject accounts receivable for the account of the recipients of the Bonus Compensation. The portion of the Bonus Compensation relating to accounts receivable shall be due and payable only if, when and to the extent that such accounts receivable are actually collected and shall be payable in a net amount equal to collected receivables minus (i) all costs of the outside billing and collection service, and (ii) RMN's share of any applicable employment taxes. The Shareholders shall assure that all applicable income tax withholding is properly effected and documented and that applicable employment taxes are paid. The Outgoing Board may, in its discretion, direct that certain expenses be paid out of and reduce the Bonus Compensation. For this purpose, the expenses which may be paid out of and reduce the Bonus Compensation shall be limited to the total Bonus Compensation prior to such reduction and further limited to liabilities of RMN arising or accruing prior to the Effective Time or any other liabilities or expenses to which the Shareholders are or may become subject pursuant to the provisions of this Agreement, including Article VIII hereof. Such expenses may include, without limitation, RMN's legal and accounting fees, the tail insurance premium under Section 7.9 above, contributions to RMN's pension and profit- sharing plans and any payments due pursuant to a physician recruitment assistance agreement with a hospital.

         7.11 Termination of Pension Plan. Prior to the Effective Time, RMN's Board of Directors shall, by appropriate resolutions, authorize and direct the termination, effective on or before December 31, 1996, of all Plans listed in Schedule 4.18. The Shareholders will bear all expenses associated with terminating and winding up the plans and making a final accounting to the Plan participants with respect thereto. The Surviving Corporation will cooperate with the Shareholders as reasonably requested, including executing necessary forms and reports upon the Shareholders' written certification of the accuracy of the information contained therein.

         7.12 Second Merger. Immediately following the Merger, the Surviving Corporation shall be merged with and into Pediatrix Medical Group of Colorado, P.C. ("PMGC"), with PMGC as the surviving corporation (the "Second Merger"). The Second Merger will be effectuated in accordance with articles of merger to be filed with the Secretary of State of the State of Colorado. Prior to the Merger PAC will cause a copy of those articles of merger to be delivered to RMN in the form in which they are to be filed.

                                  ARTICLE VIII
                                INDEMNIFICATION

         8.1 Indemnification by Shareholders. The Shareholders, jointly and severally, shall indemnify, defend and save harmless the Surviving Corporation and its officers, directors, successors, shareholders, employees and agents (collectively, the "Indemnitees," and each an "Indemnitee") from and against any and all liabilities, claims, losses, damages, costs, and expenses (including reasonable attorneys' fees) resulting from or arising in connection with any of the following:

         (a) the inaccuracy of any representation or warranty of the Shareholders or RMN contained in this Agreement or in any certificate, instrument, or other document or agreement executed by RMN or any Shareholder in connection herewith;

         (b) any failure of RMN or any Shareholder to perform or observe, or to have performed or observed in full, any covenant, agreement, or condition to be performed or observed by RMN or any Shareholder under this Agreement or under any other document or agreement executed by RMN or any Shareholder in connection herewith;

         (c) any liability (whether currently known or unknown) that Surviving Corporation or any other Indemnitee may suffer or incur arising out of or based upon the acts or omissions of the Shareholders, RMN, or its agents, employees, directors, officers, representatives, or contractors, or any event or transaction which shall have occurred prior to the Closing with respect to the practice of medicine, the operation of the Business, the ownership by RMN of its properties and assets, and/or the ownership of capital stock of RMN, but only to the extent that the Surviving Corporation is not actually indemnified against such liability by any insurer or other Person that is not a Party; or

         (d) except as set forth in Schedule 4.11 or recorded as liabilities in the Interim Financial Statements, all unpaid or reassessed taxes, including federal, state and local income, franchise, sales or use, property, payroll, state and federal unemployment taxes, and any duties, charges, penalties, interest and fines, if any, that are applicable to the Preclosing Period.

         8.2 Claims. Any Indemnitee desiring to assert a claim or demand against the Shareholders under Section 8.1 with respect to any matter to which the indemnities therein apply shall give written notice thereof to the Shareholders. Within ten (10) days of the giving of such notice, the Shareholders shall either make payment by transmitting a certified or cashier's check to the Indemnitee, or provide notice of dispute of Indemnitee's claim, thereby requiring arbitration of the dispute in accordance with the provisions of Article IX.

         With respect to any claim or demand to which the indemnities provided in Section 8.1 apply and which is asserted by a person or entity other than an Indemnitee, such Indemnitee or the Surviving Corporation shall provide reasonably prompt notice of such claim or demand to the Shareholders and tender to them the defense of the claim or demand. The Shareholders may assume the defense of the claim or demand and, in such event, shall employ counsel reasonably satisfactory to the Indemnitee. If the Shareholders do not assume the defense, they shall nonetheless cooperate in defending against the claim or demand. In the event that a judgment is obtained sustaining all or any part of such claim or demand, or if such claim or demand is compromised by the Shareholders or with their consent, the Shareholders shall promptly pay such judgment or compromised amount and, regardless of whether such judgment is obtained or compromise is made, shall reimburse any Indemnitees entitled to be indemnified for any loss, including expenses and reasonable attorneys' fees, that may have been sustained as a result of such claim or demand. The Parties agree that any indemnification paid under this Article VIII shall be treated as an adjustment to the Merger Consideration, except as otherwise expressly provided herein.

         8.3 Indemnification Threshold. Notwithstanding any provision of the foregoing indemnity, the Shareholders shall have no liability thereunder unless and until the aggregate amount of claims and demands exceeds $5,000. As soon as the aggregate amount of claims and demands exceeds $5,000, the Shareholders shall be liable under the foregoing indemnity for the entire amount of such claims or demands; provided, however, that the Shareholders shall be liable under the foregoing indemnity to the full extent of claims or demands asserted by any Indemnitee within one hundred twenty (120) days after the Closing Date, irrespective of their aggregate amount. This Section 8.3 shall be subject in all respects to Section 8.4.

         8.4 Indemnification Cap. Notwithstanding any other provision of this Agreement, the maximum liability of any Shareholder for indemnification pursuant to this Article VIII shall not exceed One Million Two Hundred Thousand Dollars ($1,200,000), and the maximum combined liability of all Shareholders shall not exceed Seven Million Two Hundred Thousand Dollars ($7,200,000).

         8.5 Time Limit for Claims. No claim or demand for indemnification may be asserted by any Indemnitee pursuant to this Article VIII more than four
(4) years after the Closing Date. To the extent that any applicable statute of limitations would bar any Indemnitee from bringing or prosecuting an arbitration proceeding to enforce a claim or demand for indemnification hereunder within one (1) year from the timely assertion of such claim or demand, each of the Shareholders hereby irrevocably waives reliance on such statute of limitations and agrees not to assert it as a defense to the assertion of the claim or defense in such an arbitration proceeding or in any judicial action brought to enforce an arbitral award.

         8.6 No Third-Party Beneficiaries. No provision of this Article VIII is intended, nor shall it be construed, to confer any benefit on any Person other than the Shareholders, the Indemnitees, and their respective successors and permitted assigns.

                                   ARTICLE IX
                                  ARBITRATION

         In the event of any dispute between or among the Parties arising out of this Agreement or the performance hereof, the Parties agree to submit the dispute to binding arbitration held in Denver, Colorado before a three-member panel (unless the Parties jointly agree to a single arbitrator), with each side selecting one member of the panel within ten (10) days of the demand for arbitration, and the third member selected by the consent of the other two members within ten (10) days of the selection of the first two arbitrators. ("Each side" means, prior to the Closing, PAC and RMN, and after the Closing, the Surviving Corporation or its successor and the Shareholders.) Each member shall be a person not currently or previously affiliated with the Party making the selection (or relative of any such past or current affiliate) and shall either be an attorney-at-law or an individual with reasonable knowledge of the medical business and/or integrated healthcare delivery systems; provided, however, that at least one of the arbitrators shall be an attorney-at-law. Except as may be otherwise prescribed herein, such arbitration shall be conducted in accordance with the Colorado Arbitration Act and the Commercial Arbitration Rules then in effect of the American Arbitration Association. The arbitration shall be commenced, and an evidentiary hearing concluded, as soon as reasonably practicable. A written decision shall be rendered within thirty
(30) days after conclusion of the hearing. Subject only to C.R.S. Section 13-22-214, the arbitrators' decision shall be final, binding and conclusive, and judgment on the award may be entered in any court of competent jurisdiction. Any such arbitration shall be treated as confidential by all Parties, except as otherwise provided by law or as otherwise necessary to enforce any judgment or order issued by the arbitrators. Notwithstanding the foregoing, because time is of the essence of this Agreement, the Parties specifically reserve the right to seek a judicial temporary restraining order, preliminary injunction or other short- term equitable relief if necessary to prevent irreparable harm pending the arbitrators' final determination of the Parties' rights. The arbitrators shall have no power to vary or ignore the terms of this Agreement or to award any exemplary or punitive damages. Subject to Section 11.13, each Party shall pay one-half of the fees and expenses of the arbitrator and one-half of the administrative fees of arbitration, including any necessary advances of such funds.

                                   ARTICLE X
                                  TERMINATION

         This Agreement may be terminated by either PAC or RMN for the reasons set forth in this Article X, and the Merger abandoned, at any time prior to the Effective Time upon written notice to the other as follows:

         10.1 Noncompliance of RMN. By PAC, if the terms, covenants or conditions of this Agreement to be performed or complied with by RMN before the Closing shall not have been complied with or performed in all material respects at or before the Closing Date or in the event it becomes evident that any such condition is not capable of being satisfied on or prior to the Closing Date, and such non-compliance or non-performance or failure of such condition to be satisfied shall not have been waived by PAC.

         10.2 Noncompliance of PAC. By RMN, if the terms, covenants or conditions of this Agreement to be complied with or performed by PAC before the Closing shall not have been complied with or performed in all material respects at or before the Closing Date or in the event it becomes evident that any such condition is not capable of being satisfied on or prior to the Closing Date, and such non-compliance or non-performance or failure of such condition to be satisfied shall not have been waived by RMN.

         10.3 Effect of Termination. In the event of the termination of this Agreement by either PAC or RMN as provided above, this Agreement shall thereafter become void and there shall be no liability on the part of any Party to any other Party, or to its directors, officers, employees, or agents, except that the provisions of Section 7.8, Section 11.3, and the last two sentences of Section 7.3 shall survive any such termination and except that any such termination shall be without prejudice to the rights of any Party arising out of the willful breach by any other Party of any representation, warranty, covenant or agreement contained in this Agreement.

                                   ARTICLE XI
                                 MISCELLANEOUS

         11.1 Survival, Etc.. All statements contained in any certificate or other instrument delivered by or on behalf of any Party pursuant to or in connection with the transactions described in this Agreement shall be deemed to be made by such Party hereunder. No investigations made by or on behalf of PAC at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by RMN or the Shareholders herein or pursuant hereto. All representations, warranties, covenants and agreements contained herein on the part of any Party shall survive the Closing, the Effective Time, and the payment of all consideration for the Merger.

         11.2 Public Notices. No public notices or other publicity concerning the transactions contemplated by this Agreement shall be given or disseminated by any Persons other than PMGI and PMGC.

         11.3 Expenses. The expenses incurred by each Party hereto in connection with this Agreement and the transactions described herein shall be borne by such Party. In particular, all professional and brokerage fees and expenses incurred by the Shareholders in connection with the transactions described by this Agreement, including legal and accounting fees and the fees and expenses of Nord Capital Group, Inc., shall be borne by Shareholders and not charged to RMN.

         11.4    Time.  Time shall be of the essence hereof.

         11.5 Notices. All notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be personally served on the Party to whom notice is to be given, or sent by United States mail first class, registered or certified mail, postage prepaid, addressed to the Party to whom notice is to be given at its or his address set forth below, or to such other address as such Party may designate for himself or itself by notice duly given:

         If to PAC:                        Pediatrix Acquisition Corp.
                                           2422 South Downing, Suite 101
                                           Denver, CO  80220
                                           Attn:  President

         With a required copy to:          Pediatrix Medical Group, Inc.
                                           1455 Northpark Drive
                                           Fort Lauderdale, FL  33326
                                           Attn:  General Counsel

         If to RMN:                        Rocky Mountain Neonatology, P.C.
                                           1601 East Nineteenth Avenue, Suite 5300
                                           Denver, CO 80218
                                           Attn: President

         If to a Shareholder:              Address shown on Exhibit A

Notice by personal delivery shall be deemed given upon delivery. Notice by registered or certified mail shall be deemed given on the earlier of the date of recorded delivery or the first recorded date of attempted delivery by the U.S. Postal Service.

         11.6 Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by any Party hereto without the prior written consent of all other Parties, except that the Surviving Corporation, or its successor, may assign all of its post-Closing rights hereunder to Pediatrix Medical Group, Inc. Any purported assignment in contravention of the preceding sentence shall be void.

         11.7 Further Assurances. The Parties hereto shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions described herein, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Closing.

         11.8 Construction. The descriptive headings of the subdivisions of this Agreement are inserted for convenience only, are not part of this Agreement and do not in any way limit or amplify the terms of this Agreement. Forms of the verb "include" are used in this Agreement in an illustrative, rather than a limiting sense. References in this Agreement to numbered sections and articles denote the respective sections and articles hereof, unless the context otherwise requires. Whenever the words "hereof," "herein," "hereunder," and terms of similar import are used in this Agreement, the prefix "here-" refers to this Agreement in its entirety. Unless the context otherwise requires, the singular includes the plural and vice-versa, and the masculine, feminine and neuter include each other. No provision of this Agreement shall be interpreted for or against any Party because that Party or its legal representative drafted such provision.

         11.9 Integration. This Agreement (including the Exhibits and Schedules hereto, which are incorporated herein by this reference) constitutes the entire agreement between the parties with respect to its subject matter contained herein and supersedes all prior agreements, arrangements, and understandings of the Parties with respect to the same subject matter.

         11.10 No Third-Party Beneficiaries. No term, provision or covenant hereunder is intended, or shall be construed, to confer any benefit on any Person other than the Parties, the Indemnitees, and their respective successors and permitted assigns.

         11.11 Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all Parties. No waiver of any provision of this Agreement shall constitute, or be deemed to constitute, a waiver of any other provision, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver.

         11.12 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado.

         11.13 Attorneys' Fees. In the event any action at law or in equity or other proceeding is brought to interpret or enforce this Agreement, or in connection with any provision of this Agreement, the prevailing party shall be entitled to its reasonable attorneys' fees and other costs reasonably incurred in such action or proceeding, all as determined by the presiding arbitrators, judge, magistrate, etc. in such action or proceeding.

         11.14 Severability. If any provision of this Agreement is held by any court of competent jurisdiction to be invalid as unenforceable in any respect, such invalidity or unenforceability shall not affect the validity or enforceability of its remaining provisions.

         11.15 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original instrument and all of which taken together shall constitute one and the same instrument.

                               *   *   *   *   *

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

PAC:                  PEDIATRIX ACQUISITION CORP., a Colorado
                      corporation


                      By:
                         -------------------------------------
                      Its
                          ------------------------------------


RMN:                  ROCKY MOUNTAIN NEONATOLOGY, P.C.,
                      a Colorado professional corporation


                      By:
                         -------------------------------------
                      Its
                          ------------------------------------


SHAREHOLDERS:
                      ----------------------------------------
                      Mark S. Brown, M.D.


                      ----------------------------------------
                      Delphine M. Eichorst, M.D.


                      ----------------------------------------
                      Jeffrey B. Hanson, M.D.


                      ----------------------------------------
                      Peter R. Honeyfield, M.D.


                      ----------------------------------------
                      Barbara J. Quissell, M.D.


                      ----------------------------------------
                      Bruce A. Reddix, M.D.





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